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                                                                      EXHIBIT 99
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:    DONALD V. RHODES
                                    CHAIRMAN, PRESIDENT AND CEO
                                    360/943-1500

            HERITAGE FINANCIAL CORPORATION AND HARBOR BANCORP, INC.
                           ANNOUNCE MERGER AGREEMENT

            HERITAGE FINANCIAL PUSHES OVER $525 MILLION IN ASSETS.

Olympia, Washington - August 18, 1998--Heritage Financial Corporation and Harbor Bancorp, Inc. today announced the signing of a definitive agreement to merge. The agreement has been unanimously approved by the Boards of Directors of both companies and is subject to approval of shareholders of both companies and appropriate regulatory agencies. The transaction is expected to be completed by the end of 1998.

Upon completion, Harbor Bancorp's bank subsidiary, The Bank of Grays Harbor, which has five locations in the Grays Harbor County area will become part of the Heritage Financial banking family. The Bank of Grays Harbor will operate as a separate subsidiary of Heritage Financial with its own Board and management.
The result of this combination will bring Heritage Financial's asset size to over $525 million and expand its banking network to 17 offices in the South Puget Sound area of Washington.

The proposed transaction is expected to be accounted for as a pooling of interests and provides for a tax-free exchange of shares of Heritage Financial common stock for each outstanding share of Harbor Bancorp common stock and for each outstanding option to acquire Harbor Bancorp common stock. The transaction has a value of $155 per share for each outstanding share of Harbor Bancorp common stock. The merger is expected to have a positive impact on Heritage Financial's earnings beginning in 1999.

Donald V. Rhodes, Chairman, President and Chief Executive Officer of Heritage Financial, stated, "The addition of Harbor Bancorp and The Bank of Grays Harbor fits well with our growth strategies. With this merger, we have strengthened our presence in the South Puget Sound area of the Washington market, where we already have twelve locations. The Bank of Grays Harbor provides the right opportunity to expand into Grays Harbor County. Both companies have a demonstrated ability to grow rapidly and the combination of resources will only enhance this ability."

Robert J. Worrell, President and Chief Executive Officer of Harbor Bancorp, said, "The affiliation with Heritage Financial will allow us to provide our customers with a wider variety of products and services, including the ability to expand our lending capacity. We share a commitment to superior community bank service and look forward to the partnership that is being created."
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Robert J. Worrell will remain as president of The Bank of Grays Harbor and will be in charge of operations in Grays Harbor County. Rhodes said, "The management culture of both companies is strong and the combination of management strengths is a key factor in this partnership." Additionally, Worrell will join the Board of Heritage Financial upon completion of the merger.

Customers of The Bank of Grays Harbor will continue to be served by the same employees who have helped them in the past and will not need to make any changes to their banking routine.

Heritage Financial Corporation, with assets of approximately $404 million, is the parent of Heritage Savings Bank, Olympia, Washington, which operates ten banking offices in the South Puget Sound area of Washington and North Pacific Bank, Tacoma, Washington, which operates two offices in Tacoma.

Heritage Financial Corporation's common stock trades on The Nasdaq Stock Market under the symbol "HFWA."

Harbor Bancorp, Inc. has assets in excess of $125 million and is the parent of The Bank of Grays Harbor.

Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including regulatory approvals, completion of the due diligence process, success of acquiring new locations and integrating newly-acquired branches, additional expansion opportunities, the effect of changing economic conditions, product demand, changes in the regulatory environment, and other risk factors detailed in Heritage Financial's Securities and Exchange Commission Filings.